EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of May 20, 2004 (the “Effective Date”) by and between Savon Team Sports, Inc., a Utah corporation (the “Company”) and Debra Fine, an individual (“Executive” and, together with the Company, the “Parties”).

W I T N E S S E T H

WHEREAS, the Company wishes to ensure that it will have the benefits of Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to work for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.  Employment, Acceptance and Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a term commencing on the Effective Date and, unless sooner terminated in accordance with Paragraph 8 of this Agreement, continuing until May 19, 2007 (the “Term”). Executive also agrees and acknowledges that, should the Company choose to continue her employment for any period of time following the expiration of the Term (including any extensions thereof), her employment with the Company will be “at will;” in other words, during any time following the expiration of such Term, the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice.

2.  Titles, Responsibilities and Reporting. During the Term, Executive shall serve as a member of the Board of Directors of the Company (the “Board”) and the President and Chief Executive Officer of the Company. Subject to the approval of the Board, Executive shall also serve as Chairman of the Board. During the Term, Executive shall devote her full working time and energy, attention, skills and ability to the business and affairs of the Company, and, on an exclusive basis, shall faithfully and diligently endeavor to promote the business and best interests of the Company, and shall make available to the Company all knowledge possessed by her relating to any aspect of her duties and responsibilities hereunder. Executive shall report solely to the Board with respect to her Board duties. In the performance of Executive’s duties as President and Chief Executive Officer of the Company, Executive shall have such authority and responsibilities as may reasonably be assigned by the Board in its discretion consistent with those typically delegated to the President and Chief Executive Officer of a company, including, without limitation, any and all services assigned by the Board in connection with or relating to the operation, management or development of any other entity that is, as of the date of this Agreement, or subsequently becomes, majority-owned and controlled, directly or indirectly, by the Company.

3.  Compensation

a.  Fees. During the Term, the Company shall pay Executive a base salary (the “Annual Base Salary”) of Two Hundred Fifty Thousand Dollars ($250,000) per annum, payable at least semi-monthly, in accordance with the Company’s payroll practices and subject to all legally required or customary withholdings. On each and every anniversary of the Effective Date, Executive’s Annual Base Salary shall be increased by the increase in the consumer price index for the Los Angeles metropolitan statistical area over what it was during the preceding one-year period.

b.  Bonuses. During the Term, Executive may receive an annual bonus, as determined and awarded by the Board from time to time in its sole discretion, but not less than an amount equal to 5% of EBIT if such amount for any year is in excess of $1,000,000; 4% if such amount for any year is in excess of $2,000,000; and 3% if such amount is over $3,000,000. As used herein EBIT shall mean earnings before interest and taxes as determined by the Company’s outside auditors.

c.  Stock Options.

(i)  As of the Effective Date, the Company hereby grants to Executive the right (the “Option”) to purchase all or part of 2,600,000 shares of the Common Stock of the Company.

(ii)  The exercise price of the Option shall be $.25 per share (the “Option Price”) which is the closing price per share of the common stock of the Company on the date of the grant of the Option.

(iii)  The Option shall vest immediately on the Effective Date as to 650,000 shares; and, as to the remaining 1,950,000 shares, the Option shall vest on a quarterly basis in equal amounts of 162,500 shares each over the course of the remainder of the Term. Any and all unvested portions of the Option shall immediately vest upon a Change of Control. For purposes of this Agreement, the term “Change of Control” shall mean a merger, acquisition or other corporate transaction where either (i) substantially all of the Company’s assets or fifty percent (50%) or more of the outstanding common stock of the Company is sold or acquired or (ii) upon the consummation of any transaction involving over fifty percent (50%) of the assets or outstanding stock of the Company, the Company’s existing Board as of the date immediately preceding the consummation of the transaction no longer constitutes a majority of the Board as of any date within the twelve (12) consecutive months subsequent to consummation of the transaction.

(iv)  The Option may be exercised at any time, and from time to time, in whole or in part until the termination thereof. The Option shall be exercised by giving the Company written notice directed to the Company, at the Company’s principal place of business specifying the number of shares of Common Stock to be purchased and accompanied by payment of the Option Price therefore.

(v)  Notwithstanding subparagraph 3c(iv) above, the Option shall not be exercisable, in any event, after the expiration of five (5) years from the date of the grant hereof.

(vi)  Notwithstanding subparagraphs 3c(iv) and 3c(v) above, the Option and all rights of Executive to purchase to the extent not theretofore exercised shall terminate upon the first to occur of the following dates:

(A)  If Executive dies during the Term, Executive’s estate, or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of Executive may exercise the Option at any time during the period of one (1) year following the date of Executive’s death. All unvested portion(s) of the Options shall vest and become immediately exercisable.

(B)  If the Term terminates by reason of Executive becoming Totally Disabled (as defined below), the Option may be exercised in full by Executive (or Executive’s guardian or legal representative) at any time during the period of one (1) year following such termination. All unvested portion(s) of the Options shall vest and become immediately exercisable.

(C)  If Executive is terminated for Cause or resigns without Good Reason (as such terms are defined below), the Option may be exercised by Executive at any time during the period of six (6) months following such termination, but in each case only as to the number of shares Executive was entitled to purchase hereunder upon exercise of the Option as of the date of such termination.

(vii)  The purchase of shares of Common Stock as to which this Option is exercised shall be paid in full at the time of exercise (A) in cash (including check, bank draft or money order payable to the order of the Company), (B) by delivering to the Company shares of Common Stock having a fair market value equal to the purchase price, or (C) any combination of cash or Common Stock. No fraction of a share of Common Stock shall be issued by the Company upon exercise of an option or accepted by the Company in payment of the purchase price thereof; rather, Executive shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock.

(viii)  To the extent that the exercise of the Option or the disposition of shares of Common Stock acquired by exercise of the Option results in compensation income to Executive for federal or state income tax purposes that is subject to withholding, Executive shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Common Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Executive fails to do so, the Company is authorized to withhold from any cash or Common Stock remuneration then or thereafter payable to Executive any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of the Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Common Stock distributable to Executive upon such exercise.

(ix)  If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date hereof, as a result of which shares of any class of the capital stock of the Company shall be issued in respect of the then issued and outstanding Common Stock, or Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of the capital stock of the Company, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares of the capital stock of the Company which, if Common Stock (as authorized at the date hereof) had been purchased immediately prior to such event at the price per share set forth herein, such person or persons would be holding at the time of such exercise; provided; however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional shares not issued.

(x)  The Option is not transferable by Executive, except in the event of her death as provided in Subsection vi(A) above, and during her lifetime is exercisable only by her. Executive shall have no rights as a stockholder of the Company with respect to shares of Common Stock subject to the Option until payment for such shares has been made in full.

(xi)  The Option is granted and shall be governed by the terms of the Company’s stock option plan, if any, that may be in effect from time to time; provided, however, that to the extent of any conflict between this Agreement, on the one hand, and the Company’s stock option plan, on the other hand, this Agreement shall control.

4.  Benefits

a.  Staff. During the Term, the Company shall, at its sole cost and expense, provide Executive with such secretarial and other administrative support as she may reasonably require in connection with the performance of her duties as a member of the Board and as President and Chief Executive Officer of the Company.

b.  Expenses. During the Term, the Company shall promptly reimburse Executive for all out-of-pocket expenses actually incurred by her in connection with the performance of her duties hereunder, subject to Executive’s furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures (such expenses being commensurate with the Board, office and executive positions of Executive hereunder). Executive’s right to be reimbursed for expenses incurred prior to the termination of this Agreement shall survive termination of this Agreement.

c.  Fringe Benefits. During the Term, the Company shall, at its sole cost and expense, provide Executive with all benefits and perquisites under any and all formal or informal benefit plans, understandings, arrangements or programs, including cash bonus and incentive plans, pension and profit sharing plans, stock or warrant plans, group insurance, hospitalization, medical, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage (inclusive of insurance related to accidental death or dismemberment), and medical reimbursement plans which are available, and which shall not be less than those currently provided, to the Company’s senior executive officers (collectively referred to herein as the “Fringe Benefits”). Notwithstanding the foregoing, Executive shall be provided with PPO medical insurance with full family coverage.

d.  Vacation. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board from time to time for the Company’s senior executive officers, but not less than _____ days in any calendar year. Executive also shall be entitled to all paid holidays given to the Company’s senior executive officers.

e.  Automobile; Telephone; etc. During each year of the Term, the Company shall, at its cost, furnish Executive with the full time use of a then-current year model Lexus automobile, automobile liability insurance coverage on such automobile, a cellular phone, a PDA, home office Internet, a telecopy machine and an answering service and shall reimburse Executive for all charges incurred by her in connection with the use thereof related to the performance of her duties hereunder.

5.  Withholding and other Deductions. All compensation and benefits payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

6.  Certain Covenants of Executive.

a.  Confidential Information. Executive shall not during the Term, or at any time thereafter, (i) except during the Term for the benefit of the Company, disclose to any person not employed by the Company or to any person, firm or corporation not engaged to render services to the Company, or (ii) use for the benefit of Executive, or other, any confidential information of the Company obtained by Executive prior to the date hereof, during the Term or at any time thereafter, including “know-how,” trade secrets, details of supplier, manufacturer or distributor contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company; provided, however, that this Paragraph 6a shall not preclude Executive from (i) upon advice of counsel, and after reasonable notice to the Company, making any disclosure required by any applicable law, or (ii) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Paragraph 6a by or on behalf of Executive).

b.  Property of the Company. Any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which Executive, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the business of the Company shall belong to and remain in the possession of the Company, and shall be delivered to the Company promptly upon the termination of Executive’s services with the Company or at any other time upon request and reasonable notice.

c.  Non-Interference. During the Term and for a period of one (1) year thereafter, Executive will not induce any person who is an employee of the Company to terminate his or her relationship with the Company.

d.  Non-Competition. Without the prior written consent of the Company, Executive shall not be employed by or provide consulting services to any direct competitor of the Company during the Term.

7.  Other Provisions.

a.  Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraph 6 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

b.  Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

c.  Blue-Penciling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

d.  Enforceability in Jurisdictions. The Parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect the Company’s right to the relief provided in this Paragraph 7 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

e.  Injunctive Relief. Executive acknowledges and understands that the remedy at law for any breach by Executive of the provisions of Paragraph 6 of this Agreement may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive’s breach of any provision of Paragraph 6 of this Agreement, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief from the continuation of such breach. Nothing contained herein shall be deemed to limit the Company’s remedies at law or in equity for any breach of the provisions of Paragraph 6 of this Agreement that may be available to the Company.

8.  Termination.

a.  Termination Upon Death. If, during the Term, Executive dies, Executive’s spouse or estate, as the case may be, shall be entitled to receive the Annual Base Salary up until the date of Executive’s death, any earned, but unpaid, bonus for the prior year, payment for unused vacation or other time-off benefits, if any, and Fringe Benefits earned through the date of Executive’s death. The Company also shall pay Executive’s spouse or estate, as the case may be, any unpaid reimbursable business expenses incurred through the last day of Executive’s employment by the Company.

b.  Termination Upon Disability. If, during the Term, Executive should become “Totally Disabled” (as defined below), then, in such event, the Company may terminate Executive’s employment. Such termination of the Term shall become effective five (5) days after the Company gives written notice of such termination to Executive, or to Executive’s spouse or legal representative. If Executive is terminated as aforesaid, Executive shall be entitled to receive the Annual Base Salary through the date of termination, any earned, but unpaid, bonus for the prior year, payment for unused vacation or other time-off benefits, if any, and Fringe Benefits earned through the date of such termination. The Company also shall pay Executive any unpaid reimbursable business expenses incurred through the last day of Executive’s employment by the Company.

For purposes of this Agreement, Executive shall be “Totally Disabled” as of the earlier of (i) the date Executive becomes entitled to receive disability benefits under any long-term disability plan of the Company, or (ii) Executive’s inability to perform the duties and responsibilities contemplated under this Agreement for (A) a period of at least six (6) consecutive months or (B) shorter periods aggregating to at least twelve (12) months due to physical or mental incapacity or impairment.

c.  Termination for Cause. As used in this Agreement, the term “Cause” means only any of the following:

(i)  Executive’s theft or embezzlement of the Company’s money, equipment or securities; provided, however, that good faith disagreements concerning Executive’s business expenses shall not constitute or be deemed to be theft or embezzlement;

(ii)  Executive’s conviction of a felony (other than a traffic violation) which results in a material injury to the Company;

(iii)  Executive’s willful act of disloyalty that is intended to and results in material injury to the Company;

(iv)  Executive’s chronic alcoholism or addiction to non-medically prescribed drugs (provided that such alcoholism or addiction occurs during the Term);

(v)  A material breach by Executive of her confidentiality, no interference or non-competition covenants contained in Paragraph 6 of this Agreement that results in material injury to the Company; or

(vi)  The Company is unable to obtain or renew a license in a jurisdiction which is material to the Company as a result of material actions or omissions on the part of Executive.

Notwithstanding the foregoing, the conduct specified in subsections c (i) through (vi) shall not constitute or be deemed to constitute Cause if it is of such a nature that substantially all detriment otherwise resulting to the Company from it can be cured or eliminated by appropriate action, and Executive causes such action to be taken within thirty (30) days following notice from the Company that it desires to terminate Executive’s employment for Cause.

For purposes of this Agreement, no act on the part of Executive shall be considered “willful” unless it is done by Executive in bad faith or without reasonable belief that Executive’s action was in the best interests of the Company. Any act or omission of Executive based upon authority given pursuant to the Articles of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company’s Board or based upon the advice of counsel for the Company shall be conclusively deemed to be done by Executive in good faith and in the best interests of the Company and shall not constitute Cause.

The Board shall have the option to terminate the services of Executive if there is Cause as defined above. If Executive’s services are terminated as set forth in this Paragraph 8c, Executive’s services shall cease as of such effective date of termination and all compensation shall cease as of such effective date; provided, however, that the Company shall pay Executive (i) the Annual Salary then in effect up to the date of such termination; (ii) any earned, but unpaid, bonus(es) up to the date of such termination; and (iii) all payments for unused vacation or other time-off benefits, if any, and Fringe Benefits earned through the date of such termination. The Company also shall pay Executive any unpaid reimbursable business expenses incurred by Executive up to the date of such termination. In addition, all unvested portion(s) of the Option granted to Executive by the Company pursuant to Paragraph 3(c) of this Agreement shall not vest or become exercisable and, upon the effective date of such termination, such portion of the Option shall expire and be null and void.

d.  Termination with Good Reason or Without Cause. If, during the Term, (i) Executive resigns as a member of the Board and as President and Chief Executive Officer of the Company for Good Reason (as defined below); or (ii) Executive’s services are terminated without Cause (as defined above); then immediately upon such event:

(i)  The Company shall (except as set forth below) (A) continue to pay Executive the Annual Base Salary then in effect through the last day of the Term; (B) pay Executive any earned, but unpaid, bonus for the prior year of the Term; (C) pay Executive for any unused vacation or other time-off benefits; and (D) pay Executive for unpaid reimbursable business expenses incurred through the last day of Executive’s services.

(ii)  For an additional one (1) year, the Company shall continue benefits, at its expense, to Executive at least equal to those which would have been provided to her in accordance with this Agreement and the plans, programs, practices and policies of the Company if her services had not ended or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other executives of the Company and their families.

(iii)  All unvested portion(s) of the Option granted to Executive by the Company pursuant to Paragraph 3(c) of this Agreement shall vest and immediately become exercisable upon the effective date of such termination, but shall otherwise remain subject to all other terms and conditions specified in Paragraph 3(c) of this Agreement and the Company’s stock option plan, if any, that may be in effect from time to time.

(iv)  At Executive’s option, and taking into account the Company’s needs as a public company, an agreed upon statement will be issued to Executives and an agreed upon press release will be issued to the media concerning the departure of Executive.

For purposes of this Agreement, “Good Reason” only shall mean (i) withdrawal by the Company from Executive of any substantial part of her duties then being performed or responsibility or authority then being carried by her or a material change in Executive’s reporting lines; (ii) assignment by the Company to Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Executive; (iii) material reduction in the level of Executive’s responsibility, authority, autonomy, title, compensation, perquisites, or benefits; (iv) failure to keep Executive on the Board and/or in office as President and/or Chief Executive Officer of the Company; (v) material fraud on the part of the Company; or (vi) discontinuance of the active operations of the business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Notwithstanding anything herein to the contrary, upon termination, Executive shall be obligated to use her best efforts to obtain alternate employment consistent with Executive’s background and experience so as to mitigate the payments hereunder and all payments to Executive pursuant to such alternate employment shall reduce any amounts payable hereunder

9.  Cooperation After Termination. Following termination of this Agreement, regardless of the reason for such termination, Executive shall reasonably cooperate with the Company in the prosecution of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement. Executive acknowledges that she may be required to give testimony at trial or deposition or give declarations. If Executive shall be required to spend a material amount of time, the Company shall compensate Executive at a per diem rate equal to the per diem amount of the Annual Base Salary in effect at the time of the termination; provided, however, that if during the period or periods of time that Executive is called upon to cooperate with the Company and the Company is paying Executive, then the Company need not pay Executive a per diem rate during any such period. The Company shall use its best efforts to provide Executive with reasonable prior notice of any actions required of her and to reasonably accommodate her schedule.

10.  Indemnification. The Company will indemnify, defend, and hold Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys’ fees) and expenses relating to any acts or omissions to act in the course or scope of her duties or services she performs on behalf of the Company and/or while serving as an officer and/or director of the Company, and provide her with indemnification and officers and directors liability insurance at least to the same extent that it provides such indemnification and insurance to any of the other officers and directors of the Company. Executive shall have the option to select her own counsel or be represented by counsel for the Company. The Company shall pay for or reimburse Executive for any fees and expenses covered by this Paragraph 10 as and when incurred. The provisions herein shall survive the termination of Executive’s employment by the Company for any reason.

11.  Representations and Warranties of Executive. Executive represents and warrants to the Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of her duties hereunder, or the other rights of the Company hereunder and (b) Executive is under no physical or mental disability that would hinder the performance of her duties under this Agreement.

12.  Assignability. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.

13.  Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon Executive and her executors, administrators, heirs and legal representatives.

14.  Arbitration. Except as otherwise provided in Paragraph 7 of this Agreement with regard to the Restrictive Covenants, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding and final arbitration in the County of Los Angeles, State of California, under the commercial arbitration rules of the American Arbitration Association then existing. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question. The decision of the arbitrators shall be final and judgment on the arbitration award may be entered in any court having jurisdiction of the subject matter over the controversy.

15.  Attorneys’ Fees. Except as otherwise provided herein, in the event of arbitration with respect to the subject matter of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including the reasonable attorneys’ fees and costs, incurred in resolving or settling the dispute. These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled. Without limiting any other right or remedy of Executive, in the event that the Company fails to make any payment due to Executive under this Agreement and such failure continues for five (5) days after written notice thereof to the Company from Executive, then the Company also shall pay Executive interest on the unpaid amounts at the rate of two percent (2%) per month, compounded, until all unpaid amounts, and all reasonable attorneys’ fees and costs associated with collecting such unpaid amounts, are paid in full.

16.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed in and to be performed solely within the State of California.

17.  Notices. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided and addressed as follows:
If to the Company:	Savon Team Sports, Inc. 5711 Buckingham Parkway Culver City, California 90230 Telephone: (310) 645-9680 Fax: (310) 645-7903

With a copy to:	Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067 Attention: David L. Ficksman, Esq. Telephone: (310) 282-2000 Fax: (310) 282-2200

If to Executive:	Debra Fine 371 Dalkeith Avenue Los Angeles, CA 90049 Telephone: (310) 645-9680 Fax: (310) 234-0470

if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party first above set forth. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

18.  Entire Agreement. This Agreement (inclusive of the plans and agreements referenced to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the Parties. No custom or trade usage, nor course of conduct among the Parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all of the Parties to this Agreement which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waiver any rights or fail to act in any other instance, whether or not similar.

19.  Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein and shall be construed in such a manner to maximize its validity and enforceability.

20.  Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of the Term shall so survive any such termination.

21.  Counterparts. This Agreement may be executed in two counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

22.  Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement as of the date and year first above written.

SAVON TEAM SPORTS, INC., a Utah corporation

By:

Name: Title:

Debra Fine, an individual